Exhibit 99.1

PRESS RELEASE

	CONTACT:	Al Petrie	Janet Yang
		Investor Relations Coordinator	EVP & CFO
FOR IMMEDIATE RELEASE		apetrie@wtoffshore.com	investorrelations@wtoffshore.com
		713-297-8024	713-624-7326

W&T Offshore Announces First Quarter 2019 Results

HOUSTON, May 1, 2019 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the first quarter of 2019.

Key highlights included:

•	Produced 33,350 barrels of oil equivalent per day (“Boe/d”), or 3.0 MMBoe (60% liquids), in the first quarter of 2019, near the midpoint of the guidance range;

•	Increased production to over 37,000 Boe/d in mid-April 2019, due to new wells online, improved existing well performance and completion of pipeline repairs and platform maintenance;

•	Recognized first quarter 2019 revenues of $116.1 million;

•

Reported a Net Loss of $47.8 million or $0.34 loss per share in the first quarter of 2019 which included a $50.5 million unrealized commodity derivative loss; excluding that loss and other items, Adjusted Net Income was $6.7 million or $0.05 per share;

•	Generated net cash provided by operating activities of $84.8 million and Adjusted EBITDA of $56.9 million for the first quarter of 2019;

•

Announced on March 25, 2019 that the Company was the apparent high bidder on 15 blocks in the Gulf of Mexico Lease Sale 252 held by the Bureau of Ocean Energy Management on March 20, 2019 which included eight deepwater and seven shallow water blocks; and

•	Continued to be an active driller in the Gulf of Mexico with four rigs running, which represents approximately 20% of the rigs operating in the basin during the quarter.

Tracy W. Krohn, W&T’s Chairman and Chief Executive Officer, stated, “We performed well in the first quarter and delivered production results within our guidance ranges. Nonetheless, the first quarter was challenging, with 13% lower commodity price realizations compared with the fourth quarter of 2018 and substantial production curtailments due to pipeline repairs and

W&T Offshore, Inc. • Nine Greenway Plaza, Suite 300 • Houston, Texas 77046 • 713-626-8525 • www.wtoffshore.com facility maintenance at three of our largest fields. Despite these challenges, our production base continued to generate significant cash flow allowing us to generate $56.9 million in Adjusted EBITDA. In mid-April, we saw a meaningful increase in production due to the completion of pipeline and facility repairs coupled with new wells and existing well performance improvements. Our current production has risen to over 37,000 Boe/d. As a result, we are estimating that the midpoint of our second quarter 2019 production guidance will be 36,400 Boe/d, which is up 9% over our first quarter actual production. We are also encouraged by the improving pricing environment in the second quarter and again expect to generate significant free cash flow.”

“We continue to be optimistic about the future for W&T and believe we have a premier portfolio of both shallow water and deepwater properties that generate a solid and consistent source of cash flow with significant upside. Our recent well results are very encouraging. We will be opportunistic as we continue to look at acquisition opportunities that add production, reserves and cash flow. We are focused on executing our long-term strategy while continuing to deliver near-term results by operating efficiently and mitigating risk to maximize shareholder value,” concluded Mr. Krohn.

For the first quarter of 2019, W&T reported a net loss of $47.8 million, or $0.34 loss per share. Excluding primarily a $50.5 million unrealized commodity derivative loss and other adjustments, the Company’s Adjusted Net Income was $6.7 million, or $0.05 per share. In the first quarter of 2018, net income was $27.6 million, or $0.19 per share, and Adjusted Net Income was $28.0 million, or $0.19 per share.

Net cash provided by operating activities for the three months ended March 31, 2019 was $84.8 million, compared with $75.0 million in the first quarter of 2018. The Company generated $56.9 million of Adjusted EBITDA for the first quarter 2019, compared to $77.2 million in the first quarter of 2018. Adjusted EBITDA margin in the first quarter of 2019 was 49%, compared to 57% in the first quarter of 2018. Margin declined primarily due to a combination of lower commodity prices and temporarily lower production volumes.

Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures, which are described in more detail and reconciled to net income, their most comparable GAAP measure, in the attached tables below under “Non-GAAP Information.”

Production, Prices and Revenues: Production for the first quarter of 2019 was 33,350 Boe/d or 3.0 MMBoe, down 10% compared to the first quarter of 2018. First quarter 2019 production was comprised of 1.5 million barrels (“MMBbls”) of oil, 0.3 MMBbls of natural gas liquids (“NGLs”) and 7.3 billion cubic feet (“Bcf”) of natural gas. Total liquids production comprised 60% of production in the first quarter of 2019. Production for the quarter was near the mid-point of production guidance despite prolonged pipeline and facility downtime than was expected during the period. In April 2019, a majority of the pipeline and facility maintenance was completed and improved well performance and continued ramp up of new wells enabled the mid-April production rate to increase to over 37,000 Boe/d.

For the first quarter of 2019, W&T’s realized crude oil sales price was $58.66 per barrel. The Company’s realized NGLs sales price was $20.88 per barrel, and its realized natural gas sales price was $3.00 per Mcf. The Company’s combined average realized sales price for the quarter was $38.31 per Boe, compared with $39.92 per Boe in sales price that was realized in the first quarter of 2018.

Revenues for the first quarter of 2019 decreased 14% to $116.1 million compared to $134.2 million in the first quarter of 2018. The revenue difference was driven by the decrease in realized commodity sales price per Boe and lower sales volumes.

Lease Operating Expenses: Lease Operating Expense (“LOE”) which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance, was $43.5 million in the first quarter of 2019, higher by 18% compared to $36.8 million in the first quarter of 2018. On a component basis for the first quarter of 2019, base lease operating expenses and insurance premiums were $34.2 million, workovers were $4.8 million and facilities maintenance expense was $4.5 million. The increase in LOE in the first quarter of 2019 compared with the first quarter of 2018 was due to higher workover and facility costs as well as the increase in base LOE related to the acquisition of Heidelberg in April 2018.

Depreciation, Depletion, Amortization and Accretion (“DD&A”): DD&A, including accretion for asset retirement obligations, was $11.25 per Boe of production in the first quarter of 2019 compared to $11.44 per Boe in the first quarter of 2018.

General and Administrative Expenses (“G&A”): G&A was $14.1 million for the first quarter of 2019, a 6% decrease compared to $15.0 million in the first quarter of 2018. G&A costs declined primarily due to a reduction in non-cash share-based compensation.

Derivative Loss: In the first quarter of 2019, W&T recorded a net loss of $48.9 million on its outstanding commodity derivative contracts, of which $50.5 million was unrealized commodity derivative loss. There were no derivative gains or losses in the first quarter of 2018. In the first quarter of 2019, W&T did not enter into additional derivative contracts for crude oil and natural gas. A summary of the Company’s current outstanding derivative positions is included in the tables below as well as in the Investor Relations section of W&T’s web site under the “Other Reports” tab.

Interest Expense: Interest expense net, as reported in the income statement, in the first quarter of 2019 was $16.3 million compared with $11.0 million in the first quarter of 2018. Prior to the refinancing transaction in October 2018, a portion of interest expense was capitalized which lowered interest expense in the income statement from January 1 through October 18, 2018 as a result of accounting requirements related to the Company’s prior debt structure. After the refinancing transaction, all interest expense incurred has been reported as expense in the income statement.

Income Tax: Income tax expense was $0.2 million in the first quarter of 2019. W&T is not currently forecasting any cash income tax expense for the foreseeable future, and the Company’s net deferred tax assets are fully offset by a valuation allowance. Consequently, the effective tax rate for W&T is not meaningful.

At March 31, 2019, W&T had a current income tax receivable of $54.1 million. The receivable relates primarily to net operating loss (“NOL”) claims for the years 2012, 2013 and 2014 that were carried back to prior years and require a review by the U.S. Congressional Joint Committee on Taxation prior to the payment being made. These carryback claims were made pursuant to IRC Section 172 (f) which permits certain platform dismantlement, well abandonment and site clearance costs to be carried back 10 years.

Balance Sheet, Cash Flow and Liquidity: Total liquidity on March 31, 2019 was $307.0 million, consisting of cash and cash equivalents of $86.1 million and $220.9 million of availability under W&T’s revolving bank credit facility. At March 31, 2019, the Company had $21.0 million borrowings on the revolving credit facility and $8.1 million of letters of credit outstanding. Total long-term debt was $634.0 million, net of unamortized debt issuance costs.

Capital Expenditures: Total capital expenditures for oil and gas properties were $31.6 million for the first quarter of 2019. During the quarter, the Company performed a recompletion on the A-6 well, as well as an acid stimulation on the A-18 well in the Mahogany field; completed the A-13 well at Viosca Knoll 823 (“Virgo”); and drilled the ST 320 A-3 well at the Ewing Bank 910 field.

OPERATIONS UPDATE

W&T is currently operating or participating in several active drilling programs in the Gulf of Mexico, as described below.

Ship Shoal 349 “Mahogany” (operated, shelf, 100% working interest): The SS 359 A-19 well was completed in the T-Sand and brought online in late November. In February, the well reached 5,205 Boe per day of production and the Company continues to perform a staged ramp up of production on the well. In April, the well was producing over 5,900 Boe per day. This well has thus far shown significantly higher rates of early production than any T-Sand well drilled to date in the field with a productivity index that is more than double the best prior completion in the field. Upon completion of a planned maintenance and repair program at Mahogany, the Company began drilling the A-12ST development well in mid-April, which was previously referred to as the A-20 well and is also targeting the T-Sand. In the first quarter, W&T performed a recompletion on the A-6 well, as well as an acid stimulation on the A-18 well in the Mahogany field. The A-6 recompletion resulted in production uplift of approximately 500 Boe per day and the A-18 workover doubled the well’s daily production rate.

Ewing Bank 910 Field Area (non-operated, deepwater, in JV Drilling Program): The ST 320 A-2 well was completed and brought online in December 2018. Due to limited equipment capacity to handle vapor recovery on the ST 311 platform, the well was brought online at a curtailed rate of 3,400 Boe per day. The operator has resolved the issue and is continuing to ramp-up production on the A-2 well. In mid-April, the well was producing approximately 7,000 Boe per day. The ST 320 A-3 well was successfully drilled in the first quarter of 2019 and discovered two high quality Pliocene sand zones. The operator is currently completing the two target intervals and expects first production before the end of the second quarter of 2019. The Company has a 10.8% interest in the ST 320 A-3 well until certain performance thresholds are met.

Viosca Knoll 823 “Virgo” (operated, deepwater, in JV Drilling Program): The Virgo field platform rig drilled the A-13 well to target depth and encountered 77 feet of net vertical pay in the 2.4 Sec and 3.4 Sec sand intervals. The well was brought online in the first quarter of 2019 and is currently producing out of the 2.4 Sec zone, with the 3.4 Sec zone to be brought online early in the second quarter.

Mississippi Canyon 800 Gladden Deep Prospect (operated, deepwater, in JV Drilling Program): W&T is currently drilling the first exploration well in 2019 in the Gladden Field. The well is in over 3,000 feet of water with a planned total depth of over 18,000 feet. The Company expects to reach total depth in the second quarter of 2019.

Well Recompletions and Workovers: During the first quarter of 2019, the Company performed one well recompletion that added approximately 500 Boe per day of initial production and two workovers that added approximately 2,200 Boe per day of initial production.

Gulf of Mexico Lease Sale 252: As previously announced, the Company was the apparent high bidder on 15 blocks in the recent Gulf of Mexico Lease Sale 252 which included eight deepwater and seven shallow water blocks. These blocks include Garden Banks 173, Green Canyon blocks 3, 46, 47, 49, 91 and 92 and Mississippi Canyon 244 in the deepwater and Eugene Island blocks 357, 378, 393, 395, 396, Main Pass 286, and South Marsh 205 in the shallow water.

These 15 blocks cover approximately 73,500 acres and, assuming all leases are awarded, the Company would pay approximately $3.5 million for all of the awarded leases combined, which reflects a 100% working interest in the acreage. All of the blocks have a five-year lease term, with the exception of one of the deepwater blocks which has a seven-year lease term. The royalty rate for eight of the blocks is 12.5%, and the remaining seven leases are at a rate of 18.75%. Of the 30 companies participating in the lease sale, W&T ranked fourth in the number of apparent high bids.

Second Quarter 2019 Production and Expense Guidance

The guidance for the second quarter 2019 in the table below represents the Company’s current best estimate of the range of likely future results. Guidance could be affected by the factors described below in “Forward-Looking Statements”.

Production	Second Quarter 2019	Full Year 2019
Oil and NGL’s (MMBbls)	1.9 - 2.1	8.0 - 8.9
Natural Gas (Bcf)	7.3 - 8.0	29.3 - 31.4
Total (MMBoe)	3.15 - 3.47	12.91 - 14.27
Total (BOEPD)	34,600 - 38,200	35,400 - 39,100

Operating Expenses ($ in millions)	Second Quarter 2019	Full Year 2019
Lease operating expenses	$42 - $46	$153 - $169
Gathering, transportation & production taxes	$6 - $7	$25 - $28
General and administrative	$14 - $16	$55 - $61
Income tax rate benefit		0%

Conference Call Information: W&T will hold a conference call to discuss its financial and operational results on Thursday, May 2, 2019, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 564-1117. International parties may dial (409) 983-9704. The confirmation code is 7679417. This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Events Calendar.” An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 48 producing fields in federal and state waters and has under lease approximately 720,000 gross acres, including approximately 515,000 gross acres on the Gulf of Mexico Shelf and approximately 205,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports. We refer to feet of “pay” in our discussions concerning the evaluation of our recently drilled wells. This refers to geological indications, typically obtained from well logging, of the estimated thickness of sands which we believe are capable of producing hydrocarbons in commercial quantities. These indications of “pay” may not necessarily forecast the amount of future production or reserve quantities from the well, which can be dependent upon numerous other factors.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues:
Oil	86,703	97,306
NGLs	6,448	9,660
Natural gas	21,838	25,867
Other	1,091	1,380

Total revenues	$116,080	$134,213

Operating costs and expenses:
Lease operating expenses	43,456	36,843
Gathering, transportation costs and production taxes	6,839	5,512
Depreciation, depletion, amortization and accretion	33,766	38,081
General and administrative expenses	14,109	15,038
Derivative loss	48,886	—

Total costs and expenses	147,056	95,474

Operating (loss) income	(30,976)	38,739

Interest expense, net	16,282	10,962
Other expense, net	331	28

(Loss) income before income tax expense	(47,589)	27,749
Income tax expense	172	109

Net (loss) income	$(47,761)	$27,640

Basic and diluted (loss) earnings per common share	$(0.34)	$0.19

Weighted average common shares outstanding	140,462	138,845

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net sales volumes:
Oil (MBbls)	1,478	1,557
NGL (MBbls)	309	351
Oil and NGLs (MBbls)	1,787	1,907
Natural gas (MMcf)	7,288	8,523
Total oil and natural gas (MBoe) (1)	3,001	3,328

Average daily equivalent sales (Boe/d)	33.3	37.0

Average realized sales prices:
Oil ($/Bbl)	$58.66	$62.52
NGLs ($/Bbl)	20.88	27.54
Oil and NGLs ($/Bbl)	52.13	56.08
Natural gas ($/Mcf)	3.00	3.03
Barrel of oil equivalent ($/Boe)	38.31	39.92

Average per Boe ($/Boe):
Lease operating expenses	$14.58	$11.07
Gathering and transportation costs and production taxes	2.28	1.66
Depreciation, depletion, amortization and accretion	11.25	11.44
General and administrative expenses	4.70	4.52

(1)

MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$86,116	$33,293
Receivables:
Oil and natural gas sales	41,308	47,804
Joint interest	17,620	14,634
Income taxes	54,076	54,076

Total receivables	113,004	116,514
Prepaid expenses and other assets	34,127	76,406

Total current assets	233,247	226,213

Property and equipment	8,218,621	8,190,099
Less accumulated depreciation, depletion and amortization	7,703,856	7,674,678

Net property and equipment	514,765	515,421
Restricted deposits for asset retirement obligations	15,498	15,685
Other assets	79,005	91,547

Total assets	$842,515	$848,866

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$71,359	$82,067
Undistributed oil and natural gas proceeds	22,014	28,995
Advances from joint interest partners	65,271	20,627
Asset retirement obligations	24,799	24,994
Accrued liabilities	35,197	29,611

Total current liabilities	218,640	186,294

Long-term debt	634,005	633,535
Asset retirement obligations, less current portion	289,363	285,143
Other liabilities	73,142	68,690
Commitments and contingencies	—	—
Shareholders’ deficit:
Common stock, $0.00001 par value; 200,000 shares authorized; 143,513 issued and 140,644 outstanding for both dates presented	1	1
Additional paid-in capital	545,627	545,705
Retained deficit	(894,096)	(846,335)
Treasury stock, at cost	(24,167)	(24,167)

Total shareholders’ deficit	(372,635)	(324,796)

Total liabilities and shareholders’ deficit	$842,515	$848,866

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Operating activities:
Net (loss) income	$(47,761)	$27,640
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	33,766	38,081
Amortization of debt items and other items	1,152	466
Share-based compensation	(78)	1,219
Derivative loss	48,886	—
Cash receipts on derivative settlements, net	11,948	—
Deferred income taxes	172	109
Changes in operating assets and liabilities:
Oil and natural gas receivables	6,496	501
Joint interest receivables	(2,986)	1,919
Prepaid expenses and other assets	(4,269)	(6,391)
Asset retirement obligation settlements	(254)	(7,022)
Cash advances from JV Partners	44,644	19,147
Accounts payable, accrued liabilities and other	(6,871)	(688)

Net cash provided by operating activities	84,845	74,981

Investing activities:
Investment in oil and natural gas properties and equipment	(31,581)	(38,271)
Deposit for acquisition	—	(3,000)

Net cash used in investing activities	(31,581)	(41,271)

Financing activities:
Payment of interest on 1.5 Lien Term Loan	—	(2,057)
Debt issuance costs	(441)	—

Net cash used in financing activities	(441)	(2,057)

Increase in cash and cash equivalents	52,823	31,653
Cash and cash equivalents, beginning of period	33,293	99,058

Cash and cash equivalents, end of period	$86,116	$130,711

W&T OFFSHORE, INC. AND SUBSIDIARIES

Financial Commodity Derivative

As of May 1, 2019

Crude Oil
Quarter	Instrument	Volume	Average
		Bbl/d	Floor	Ceiling
2Q19	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00

3Q19	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00

4Q19	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00

1Q20	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00

Apr-May’20	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00

Natural Gas
Quarter	Instrument	Volume	Average
		Mcf/d	Floor	Ceiling
2Q19	NYMEX Collars	50,000	$2.49	$3.98

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “EBITDA” and “Adjusted EBITDA.” Our management uses these non-GAAP financial measures in its analysis of our performance. In addition, Adjusted EBITDA is a key metric used to determine our incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net (Loss) Income to Adjusted Net Income

The Company defines “Adjusted Net Income” as net income excluding any impacts related to unrealized commodity derivative loss, amortization of derivative premium, and bad debt reserve. W&T believes the presentation of Adjusted Net Income is useful to our investors as it provides a metric of profit or loss excluding the impact of items that, either due to timing or amount, cannot be reasonably estimated and affect the comparability of profit or loss from current period to prior period.

	Three Months Ended March 31,
	2019	2018
	(In thousands, except per share amounts)
	(Unaudited)
Net (loss) income	$(47,761)	$27,640
Unrealized commodity derivative loss	50,459	—
Amortization of derivative premium	3,845	—
Bad debt reserve	120	342

Adjusted Net Income	$6,663	$27,982

Basic and diluted adjusted income per common share,	$0.05	$0.19

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Reconciliation of Net (Loss) Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense, net interest expense, and depreciation, depletion, amortization and accretion. Adjusted EBITDA excludes the unrealized commodity derivative loss, amortization of derivative premium, and bad debt reserve. We believe the presentation of EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures. We believe this presentation is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

The following table presents a reconciliation of our net (loss) income to EBITDA and Adjusted EBITDA along with our Adjusted EBITDA margin.

	Three Months Ended March 31,
	2019	2018
	(In thousands)
	(Unaudited)
Net (loss) income	$(47,761)	$27,640
Income tax expense	172	109
Net interest expense	16,282	10,990
Depreciation, depletion, amortization and accretion	33,766	38,081

EBITDA	2,459	76,820

Adjustments:
Unrealized commodity derivative loss	50,459	—
Amortization of derivative premium	3,845	—
Bad debt reserve	120	342

Adjusted EBITDA	$56,883	$77,162

Adjusted EBITDA Margin	49%	57%